Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Chesapeake Utilities Corporation
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-156192, 333-63381 and 333-121524) and Form S-8 (Nos. 333-01175, 333-94159, 333-124646, 333-124694 and 333-124717) of Chesapeake Utilities Corporation of our reports dated March 9, 2009, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting, and financial statement schedule of Chesapeake Utilities Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Reading, Pennsylvania
March 9, 2009